UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2018

ALPHA-EN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12885	95-4622429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Wells Avenue, 2nd Floor, Yonkers, New York 10701
(Address of Principal Executive Offices)

(914) 418-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240. 12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02	Unregistered Sale of Equity Securities.

Effective June 14, 2018 all closing conditions of a $1 million common stock investment with an investor were met. This investment was previously disclosed in the Company’s Form 10-Q for the quarter ending March 31, 2018, but was contingent on completion of certain closing conditions. The Company issued the investor 826,446 shares of its Common Stock, at a price per share of $1.21. In connection with the investment, the investor also received a non-exclusive right to represent alpha-En’s unique and proprietary technology for the extraction of highly pure lithium at room temperature in the Peoples Republic of China for a period of two years. The common stock issued in this investment was offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereunder.

On June 19, 2018 the Company issued a press release announcing the closing of this common stock investment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director - Sam Pitroda

On June 14, 2018, Sam Pitroda was appointed to the Board of Directors of the Company to serve as a director of the Company and as Chairman of the Board. Mr. Pitroda will continue to serve as the Company’s Chief Executive Officer.

There is no understanding or arrangement between Mr. Pitroda and any other person pursuant to which he was appointed as director. Mr. Pitroda does not have any family relationship with any director, executive officer or person nominated or chosen by the Company’s board to become a director or an executive officer. Mr. Pitroda has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Mr. Pitroda is an information technology and telecommunications inventor and entrepreneur. He was the founder and former Chief Executive Officer of C-Sam, Inc. a provider of mobile wallets and other on-device software, which was founded in 1998 and purchased in 2014 by MasterCard. Earlier in his career Mr. Pitroda also founded a number of other telecommunications companies in India and the U.S. Mr. Pitroda also served as advisor to Prime Minister Indira Gandhi of India on Public Information Infrastructure and Innovation and as a Cabinet Minister under Rajiv Gandhi. Mr. Pitroda has an MS and BS in Physics from Maharaja Sayajai Rao University in India and an M.S. in Electrical Engineering from Illinois Institute of Technology.

Appointment of New Director - Page Feldman

On June 14, 2018, Page Feldman was appointed to the Board of Directors of the Company to serve as a director of the Company.

There is no understanding or arrangement between Ms. Feldman and any other person pursuant to which she was appointed as director. Ms. Feldman is the daughter of the Company’s current Executive Chairman of the Board and Treasurer, Jerome I. Feldman. Ms. Feldman has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Ms. Feldman is an Emmy nominated television producer and currently serves as Chief Executive Officer of Scoutabout Entertainment, a company she founded in 2016. Prior to founding Scoutabout Entertainment, Ms. Feldman worked at Mark Burnett Productions for 12 years as a television and movie producer, including as the Executive Producer of “The Celebrity Apprentice” for 10 seasons. Ms. Feldman has a B.S. from Kenyon College.

Appointment of New Director - Vinder Sokhi

On June 14, 2018, Vinder Sokhi was appointed to the Board of Directors of the Company to serve as a director of the Company.

Mr. Sokhi’s appointment as a director of the Company was a closing condition to the Common Stock financing discussed in Item 3.02 above. Mr. Sokhi does not have any family relationship with any director, executive officer or person nominated or chosen by the Company’s board to become a director or an executive officer. Mr. Sokhi has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Mr. Sokhi has more than a decade of experience in investments and global finance in addition to being a seasoned entrepreneur having started his own software company after college. His key expertise is in calculating the valuation of public companies and he has created several models for investment portfolio management. In addition to raising capital for early stage companies similar to alpha-En, Mr. Sokhi also advises a family office, directly overseeing the management of a portfolio valued at over $50 million. Mr. Sokhi holds a Bachelor of Engineering in Computer Science from DYP College of Engineering, India.

On June 19, 2018 the Company issued a press release announcing the above director appointments. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 8.01	Other Events

Effective as of June 14, 2018 the Company completed the purchase by the Company of the outstanding equity interests of Clean Lithium Corporation (CLC), the Company’s majority owned subsidiary, such that CLC became a wholly-owned subsidiary of the Company and was merged with and into the Company, with the Company surviving. In connection with the merger of CLC into the Company, the minority equity holder of CLC prior to the merger received an aggregate total of 3,018,190 shares of Common Stock of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated June 19, 2018

99.2	Press Release, dated June 19, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA-EN CORPORATION
(Registrant)

Date: June 19, 2018	By:	/s/ Jerome I. Feldman
	Name:	Jerome I. Feldman
	Title:	Executive Chairman and Treasurer